PROSPECTUS                                            Filed under Rule 424(b)(3)
                                                      File No. 333-56775

                               GARDENBURGER, INC.

                                1,252,790 SHARES
                                  COMMON STOCK

         Gardenburger, Inc. (the "Company") is registering for resale up to 1,252,790 shares (together with the additional shares that may be issued pursuant to anti-dilution provisions as discussed herein, the "Shares") of its common stock, no par value (the "Common Stock"), of which 1,162,790 Shares may be issued upon the conversion of the Company's 7% Convertible Senior Subordinated Notes (the "Notes") held by Dresdner Kleinwort Benson Private Equity Partners LP (the "Selling Shareholder"), 50,971 Shares have been issued by the Company to the Selling Shareholder in payment of accrued interest payable on the Notes on September 30, 1998, and 39,029 Shares may, at the election of the Company, be issued in the future in payment of accrued interest payable on the Notes. The Notes were issued by the Company in a private placement. See "Selling Shareholder." Additional shares that may become issuable as a result of the anti-dilution provisions of the Notes are also offered hereby pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the "Securities Act").

         The Company will not receive any of the proceeds from the sale of the Shares offered hereby (the "Offering"). However, the conversion of all of the outstanding Notes into Common Stock would result in the cancellation of debt in the aggregate principal amount of $15,000,000. There can be no assurance that all or any part of the Notes will be converted into shares of Common Stock.

         The Selling Shareholder will pay all sales commissions and similar expenses related to the sale of the Shares offered hereby. The Company will pay all expenses related to the registration of the Shares pursuant to the Registration Statement of which this Prospectus is a part.

         The Shares offered hereby may be sold from time to time in transactions (which may include block transactions) on The Nasdaq Stock Market at the market prices then prevailing. Sales of the Shares may also be made through negotiated transactions or otherwise. The Selling Shareholder and the brokers and dealers through which sales of the Shares may be made may be deemed to be "underwriters" within the meaning set forth in the Securities Act, and their commissions and discounts and other compensation may be deemed to be underwriters' compensation. See "Plan of Distribution."

         The Common Stock is quoted on the National Market tier of The Nasdaq Stock Market under the symbol "GBUR". The last reported sales price of the Common Stock on December 22, 1998, was $10.875 per share.

         THE SHARES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 4.

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NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE
SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS.  ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL
OFFENSE.
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

                The date of this Prospectus is December 23, 1998.

No person has been authorized in connection with this offering to give any information or to make any representation not contained or incorporated by reference in this Prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by the Company, the Selling Shareholder or any other person. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, any securities other than those to which it relates, nor does it constitute an offer to sell or a solicitation of an offer to purchase by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstances create any implication that the information contained herein is correct as of any time subsequent to the date hereof.

                              AVAILABLE INFORMATION

         The Company files annual, quarterly and current reports, proxy statements, and other information with the Securities and Exchange Commission (the "SEC"). You may read and copy any reports, statements, and other information we file at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549; and its regional offices at 500 West Madison Street, Chicago, Illinois 60661; and 7 World Trade Center, New York, New York 10048. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available to the public on the SEC internet site (http://www.sec.gov).

         The Company has filed with the SEC a Registration Statement on Form S-3 (No. 333-56775) (the "Registration Statement") under the Securities Act with respect to the Shares offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement or the exhibits thereto. As permitted by the rules and regulations of the SEC, this Prospectus omits certain information contained or incorporated by reference in the Registration Statement. For further information, reference is hereby made to the Registration Statement and exhibits thereto, copies of which may be read or obtained as described above.

         The Company furnishes Annual Reports to its shareholders that contain financial statements which have been examined and reported upon, with an opinion expressed by, its independent certified public accountants.

                      INFORMATION INCORPORATED BY REFERENCE

         The following documents filed by the Company with the SEC pursuant to the Securities Exchange Act of 1934 (the "Exchange Act") are incorporated herein by reference:

         (1) Registration Statement on Form 8-A dated June 23, 1992, as supplemented by the description of the Company's Common Stock contained in Exhibit 99 to its Quarterly Report on Form 10-Q for the quarter ended March 31, 1998;

         (2) Annual Report on Form 10-K for the year ended December 31, 1997, as amended by Amendment No. 1 filed July 30, 1998, and Amendment No. 2 filed December 4, 1998;

         (3) Quarterly Report on Form 10-Q for the quarter ended March 31, 1998, as amended by Amendment No. 1 filed July 30, 1998;

         (4)   Quarterly  Report on Form  10-Q for the  quarter  ended  June 30,
               1998;

         (5) Quarterly Report on Form 10-Q for the quarter ended September 30, 1998; and

         (6)   Current Report on Form 8-K dated February 3, 1998.

         All documents filed by the Company with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof shall hereby be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. See "Available Information." Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document incorporated or deemed to be incorporated herein by reference modifies or supersedes such statement. Any statement contained herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained in any subsequently filed document incorporated or deemed to be incorporated herein by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         THIS PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT INCLUDED HEREIN OR DELIVERED HEREWITH. COPIES OF THESE DOCUMENTS (EXCLUDING EXHIBITS UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE INTO THE INFORMATION INCORPORATED HEREIN) WILL BE PROVIDED BY FIRST CLASS MAIL AT NO COST TO EACH PERSON TO WHOM THIS PROSPECTUS IS DELIVERED, UPON WRITTEN OR ORAL REQUEST BY SUCH PERSON TO AMANDA COLE, INVESTOR RELATIONS, GARDENBURGER, INC., 1411 S.W. MORRISON STREET, SUITE 400, PORTLAND, OREGON 97205, (503) 205-1500.

                              CAUTIONARY STATEMENT

         THIS PROSPECTUS, AS WELL AS INFORMATION INCORPORATED BY REFERENCE HEREIN, CONTAINS FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. FORWARD-LOOKING STATEMENTS INVOLVE KNOWN AND UNKNOWN RISKS, UNCERTAINTIES AND OTHER FACTORS THAT MAY CAUSE THE ACTUAL RESULTS, PERFORMANCE, OR ACHIEVEMENTS OF THE COMPANY TO BE MATERIALLY DIFFERENT FROM HISTORICAL RESULTS OR FROM ANY FUTURE RESULTS, PERFORMANCE, OR ACHIEVEMENTS EXPRESSED OR IMPLIED BY THE FORWARD-LOOKING STATEMENTS. IN ADDITION TO STATEMENTS THAT EXPLICITLY DESCRIBE SUCH RISKS AND UNCERTAINTIES, READERS SHOULD CONSIDER STATEMENTS LABELED WITH THE TERMS "BELIEVES," "BELIEF," "EXPECTS," "INTENDS," "ANTICIPATES" OR "PLANS" TO BE UNCERTAIN AND FORWARD-LOOKING. IMPORTANT RISKS THAT COULD CAUSE ACTUAL RESULTS, PERFORMANCE, OR ACHIEVEMENTS TO DIFFER FROM THOSE EXPRESSED OR IMPLIED BY THE FORWARD-LOOKING STATEMENTS INCLUDE THOSE DESCRIBED BELOW AND THOSE DESCRIBED IN THE COMPANY'S REPORTS FILED WITH THE SEC. SEE "AVAILABLE INFORMATION." GIVEN THESE RISKS AND UNCERTAINTIES, INVESTORS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THE FORWARD-LOOKING STATEMENTS.

                                  RISK FACTORS

         SALES INCREASES MAY NOT BE SUSTAINABLE. Beginning in April 1998, the Company embarked on a major national television and print advertising campaign to increase consumer awareness of its products. The Company spent $4 million on print advertising and $10 million on television advertising (excluding agency fees) in the first nine months of 1998, compared to $3.8 million spent solely on print advertising during 1997. The Company's television spots ended in September 1998. Although the Company experienced a 103% increase in net sales in the third quarter of 1998 compared to the same period in the prior year, consumer demand may not continue to increase or may even decline without renewed television advertising. Also, the Company's third quarter net sales were positively affected by coupon promotions. Consumers may not try or continue to purchase the Company's products without the added incentive of cents-off coupons.

         The Company plans to introduce a new coupon promotion at the beginning of 1999, followed by a renewed television advertising campaign commencing in the spring of 1999. Although the Company's 1998 advertising efforts resulted in substantially increased net sales, there can be no assurance that this trend can be sustained or that the Company can maintain net sales at current levels. If the Company's net sales levels begin to decrease, grocery stores may reduce the amount of shelf space allocated to the Company's products, thereby further increasing the difficulty of maintaining sales levels.

         PRODUCT CONCENTRATION. The Company's net sales are attributable almost entirely to the Gardenburger(R) veggie burger. If demand for the Gardenburger(R) veggie burger declines or does not increase at the rate currently anticipated, whether as a result of competition, lower consumer demand or other unforeseen events, the Company's business will be adversely affected to a greater degree than if it had multiple product lines.

         CHANGING CONSUMER PREFERENCES. Consumer demand for the Company's veggie burgers depends on continuation of the current trends of health awareness, emphasis on a reduced fat diet and consumption of less red meat, as well as safety concerns associated with red and white meat, such as e. Coli and salmonella poisoning. Also, consumers may find other meat replacement products more appealing than the veggie burger. The development of processes to reduce the risks associated with eating meat, such as the irradiation of red meat, or further development of low fat red or white meat products, may reduce demand for meat replacement products. As a result, demand for the Company's products may be adversely affected by changes in consumer preferences, which often occur rapidly without warning. Failure to anticipate and respond to changes in consumer preferences could lead to lower net sales, excess inventories, lower margins and allocation of less shelf space at grocery stores.

         RISKS ASSOCIATED WITH MANAGING A GROWING BUSINESS. The Company has rapidly expanded its business in the past several years and intends to continue to grow rapidly. This growth will continue to place significant demands on the Company's management, administrative, operating and financial resources. The Company's future performance and profitability will depend in large part on its ability to execute its growth strategy, attract and retain additional qualified management and other key personnel, successfully implement enhancements to its management information systems and adapt those systems, as necessary, to respond to expansion of its business.

         CONCENTRATION OF MANUFACTURING CAPACITY. The Company commenced operations at its new Utah facility during the first quarter of 1998. This facility is expected to handle a substantial portion of the Company's production during 1999. A significant disruption in the facility's production capacity could occur as a result of fire, power outages, severe weather, other natural disasters, regulatory actions, work stoppages or other factors. If this happened, the Company would be unable to manufacture its products at planned levels. If Gardenburger(R) veggie burgers became less available, consumers may switch to another brand of veggie burger and grocery stores may reclaim shelf space allocated to the Company's products.

         COMPETITION. The market for veggie burgers and other meat alternative products is highly competitive. Competitors may introduce meat alternative products that consumers find tastier, healthier or otherwise more appealing than the Gardenburger(R) veggie burger. The Company also may experience competitive pressures that may adversely affect its ability to maintain premium pricing. One or more major food companies, all of which have substantially greater financial resources and marketing experience than the Company, may introduce products that compete with the Gardenburger(R) veggie burger or acquire one of the Company's existing competitors. The Company's products also compete with low fat meat products and frozen, mass produced low calorie/low fat entrees. These products are produced by large companies with substantially greater financial resources and marketing experience than the Company. Increased competition by existing or future competitors could result in reductions in sales or prices of the Company's products, which could have a material adverse effect on the Company's business, results of operations and financial condition.

         PRODUCT LIABILITY. The Company's business involves the preparation and processing of food products. The Company has from time to time received complaints and claims from consumers regarding ill effects allegedly caused by its products. While these claims have not resulted in any material liability to date, there can be no assurance that future claims will not be made or that they will not result in adverse publicity for the Company or monetary damages, either of which could have a material adverse effect upon the Company's business, results of operations and financial condition. The Company currently maintains $2 million of product liability insurance coverage and $20 million of general umbrella coverage, but there can be no assurance that this coverage will be sufficient to cover the cost of defense or damages in the event of a significant product liability claim.

         DEPENDENCE ON KEY PERSONNEL. The Company's success depends upon the continued service of Lyle G. Hubbard, its President and Chief Executive Officer, and the other members of management. The loss of the services of any of these people could have a material adverse effect on the Company. Furthermore, the Company is dependent on its ability to identify, recruit and retain other key personnel. Competition for qualified employees is intense, and the Company may not be successful in its efforts. The Company currently does not carry key person insurance on any of its personnel.

         DEPENDENCE ON FOOD BROKERS AND DISTRIBUTORS. The Company depends on independent food brokers and distributors, who act as intermediaries in all of the Company's distribution channels. The Company could experience a substantial decline in net sales if one or more of the Company's food brokers or distributors were to discontinue handling the Company's products, go out of business or decide to emphasize distributing products of the Company's competitors.

         GOVERNMENT REGULATION. The manufacturing, packaging, storage, distribution and labeling of food products are subject to extensive federal and state laws and regulations. Regulators have broad powers to protect public health, including the power to inspect the Company's products and facilities, to order the shutdown of a facility or to seize or stop shipment of the Company's products and order a recall of previously shipped products, as well as the power to impose substantial fines and seek criminal sanctions. Negative publicity may result if regulators take any of the foregoing actions against the Company or if the Company were to voluntarily recall products to avoid regulatory enforcement. Such negative publicity is likely to cause decreased demand for the Company's products. Also, there is increasing public concern over the safety of food products, which may result in additional laws or regulations or more stringent interpretations of current laws or regulations relating to food. This could substantially increase the Company's cost of doing business and, therefore, adversely affect the Company's business, results of operations and financial condition.

         HISTORY OF OPERATING LOSSES; WORKING CAPITAL NEEDS; UNCERTAINTY OF ADDITIONAL FUNDING. In 1997 and through the first nine months of 1998, the Company incurred significant operating and net losses due largely to its efforts to penetrate the retail grocery channel and to mainstream its veggie burger products through extensive advertising. The Company may also incur losses in 1999 and thereafter as it seeks to execute its growth strategy. The continued growth of the Company's business will require significant additional working capital, particularly to support the Company's planned advertising campaigns and expected higher levels of inventory and accounts receivable. In recent periods, the Company has generated significant negative cash flow from operations and may continue to do so. Although the Company has up to approximately $20 million in revolving lines of credit, amounts available for borrowing thereunder may be insufficient to support the Company's increased working capital needs. If this were to occur, the Company would need to seek additional debt or equity capital, which may not be available at all or, if available, may not be on acceptable terms. If adequate funds are not available on acceptable terms, the Company may be required to scale back its planned growth and may be unable to redeem the Notes at such time as it may be required to do so.

         NON-COMPLIANCE WITH DEBT COVENANTS. The Company's Business Loan Agreement (the "Loan Agreement") with Bank of America NT & SA (the "Bank") and the Note Purchase Agreement with the Selling Shareholder relating to the Notes require the Company to maintain compliance with three financial ratios as follows:

         (1) The Company is required to maintain a minimum ratio of current assets to current liabilities, measured at each month-end, of 1.5 to 1.0 with respect to the Loan Agreement and 1.575 to 1.0 with respect to the Notes. The current ratio was below 1.575 to 1.0 for the months of July, August, September, and November of 1998. The ratio reached its lowest point to date of 1.42 to 1.0 at August 31, 1998, and was 1.53 to 1.0 at November 30, 1998. The Bank has waived compliance with its current ratio covenant for all periods through September 30, 1998 (the Company was in compliance for October and November), and the Selling Shareholder has done so for all periods through December 31, 1998.

         (2) The Company is required to maintain a ratio of total liabilities (not including the Notes) to tangible net worth (the gross book value of tangible assets less total liabilities, not including the Notes), measured at each month-end, of not higher than 1.0 to 1.0 with respect to the Loan Agreement and not higher than 1.1 to 1.0 with respect to the Notes. The Company was out of compliance with the Bank's ratio for the months of August and September of 1998; the ratio reached its highest point to date of 1.1 to 1.0 at September 30, 1998, and was .99 to 1.0 at November 30, 1998. The Bank has waived compliance with this covenant for all periods through September 30, 1998 (the Company was in compliance for October and November).

         (3) The Company is required to maintain a minimum fixed charge coverage ratio of 1.2 to 1.0 with respect to the Loan Agreement and 1.08 to 1.0 with respect to the Notes. The minimum fixed charge coverage ratio is measured at fiscal year-end and is defined as (i) earnings before interest, taxes, depreciation, and amortization (EBITDA) plus lease expense and new equity minus dividends paid, divided by (ii) lease expense plus interest plus the current portion of long term debt.

         If the Company fails to comply with one or more of the foregoing financial covenants at December 31, 1998, or thereafter and does not receive additional waivers, either or both of the Bank and the Selling Shareholder could require the Company to repay all amounts outstanding. At November 30, 1998, the total outstanding balance on the Bank's loan facility was $12,000,000 and the aggregate principal amount of Notes outstanding was $15,000,000. Any acceleration of repayment would require the Company to seek replacement debt or equity financing, which may not be available at all or may not be available on terms as favorable as the debt to be repaid. The Company's inability to maintain adequate sources of funding on reasonable terms for working capital and to support the Company's growth would have a material adverse effect on the Company's business, results of operations, and financial condition.

         FLUCTUATIONS IN OPERATING RESULTS; SEASONALITY. The Company experiences significant quarterly fluctuations in its net sales due to seasonal changes in product demand, with net sales historically higher in the second and third quarters and lower in the first and fourth quarters. The Company expects these seasonal trends to continue for the foreseeable future. A significant portion of the Company's operating expenses are relatively fixed and the timing of planned increases in operating expenses, including advertising, is based in large part on the Company's forecasts of future sales. If net sales begin to fall below expectations, the adverse effect on operating results will be magnified if the Company is unable to adjust expenses quickly enough to compensate for the net sales shortfall.

         YEAR 2000. Although the Company believes that it has identified and developed plans to address internal Year 2000 issues, unexpected problems will likely arise. As with most businesses, the Company will also be at risk from Year 2000 failures in the systems of its customers, suppliers or transporters as well as external infrastructure failures. Any such failure could materially and adversely affect the Company's business, results of operations and financial condition.

         LIMITED PROTECTION OF INTELLECTUAL PROPERTY. The Gardenburger(R) trademark and the Company's other trademarks are important to its continued success. Although the Company aggressively takes steps to protect its rights in these trademarks, including obtaining registration of the trademarks in the United States and other countries, third parties may infringe or misappropriate the Company's trademarks. The Company might then be required to incur substantial costs to protect its trademarks or lose its rights in those trademarks. The Company does not hold any patents covering its recipes or production methods and, therefore, can only protect them as trade secrets. Some or all of these trade secrets could be obtained by others or could enter the public domain, which could place the Company at a competitive disadvantage.

         VOLATILITY OF STOCK PRICE. The market price of the Common Stock has been and will likely continue to be subject to significant fluctuations in response to variations in quarterly operating results, announcements concerning the Company or its competitors, the introduction of new products or changes in product pricing policies by the Company or its competitors or changes in earnings estimates by analysts. In addition, the stock markets have experienced extreme price and volume volatility in recent periods, which has had a substantial effect on the market prices of securities of many small public companies for reasons frequently unrelated to their operating performance.

         ABSENCE OF DIVIDENDS. The Company does not intend to pay cash dividends on its Common Stock for the foreseeable future. Under the terms of the Note Purchase Agreement relating to the Notes, the Company may not pay cash dividends without the consent of the holders of the Notes as long as at least $5,000,000 in principal amount of the Notes remain outstanding and the Selling Shareholder or its affiliates continue to own at least a majority of the then outstanding principal amount of the Notes. See "Selling Shareholder."

         ANTI-TAKEOVER CONSIDERATIONS. Oregon corporate law contains provisions that could make it more difficult for a third party to acquire, or discourage a third party from attempting to acquire, control of the Company without the approval of its Board of Directors. The Company's Articles of Incorporation contain provisions designed to prevent sudden changes in the composition of the Board of Directors and authorize the Board of Directors to issue shares of Preferred Stock in the future without shareholder action. The Company has in effect a Rights Agreement which provides for the future issuance of shares of Series A Junior Participating Preferred Stock upon the occurrence of certain events affecting the control of the Company. The holders of the Notes have the right to require redemption of the Notes upon a Change of Control or Management Change of the Company (as defined in the Note Purchase Agreement). The matters discussed above may have the effect of delaying or preventing a change of control of the Company, may discourage offers for the Company's Common Stock at a premium and may adversely affect the market price of, and the voting rights of the holders of, the Common Stock.

         SHARES ELIGIBLE FOR FUTURE SALE; DILUTION. This Prospectus relates to the offering for sale of up to 1,252,790 shares of Common Stock that may be issued upon conversion of, or in payment of interest on, the Notes. At November 1, 1998, the Company had outstanding

8,707,774 shares of Common Stock, all of which are eligible for sale in the open market (as to the 995,328 shares held by affiliates of the Company, in compliance with Rule 144), and 2,729,167 shares of Common Stock reserved for issuance upon exercise of outstanding options, which have been or will be registered under the Securities Act and, therefore, will be freely tradable (as to options held by executive officers and directors, in compliance with Rule
144). Sales, including block sales, of a significant number of shares of Common Stock, or the potential for such sales, could have a material adverse effect on the prevailing market price for the Common Stock, particularly due to the limited public float of the Common Stock on the Nasdaq National Market.

         The Notes held by the Selling Shareholder may be converted at any time, or from time to time, into Common Stock at an initial conversion price of $12.90 per share. Conversion of the Notes may cause the interests of shareholders in the Company to be diluted, possibly significantly. If the market price of the Common Stock rises, the dilutive effect of conversion will increase. See "Selling Shareholder."

         CONTROL BY EXISTING SHAREHOLDERS. Paul F. Wenner, Chief Creative Officer and a Director of the Company, has beneficial ownership of 1,982,383 shares of the Company's Common Stock, or 20.3% of the outstanding Common Stock, which includes 1,036,240 shares issuable upon exercise of currently exercisable options. In addition, the Selling Shareholder is the beneficial owner of 1,213,761 shares of Common Stock, or 12.3% of the outstanding Common Stock, including the 1,162,790 shares issuable upon conversion of the Notes. As a result of this significant beneficial ownership by Mr. Wenner and the Selling Shareholder, as well as the Selling Shareholder's right to designate a nominee to the Board of Directors, each of Mr. Wenner and the Selling Shareholder may exercise substantial influence over the Company's affairs, including the election of directors and any significant corporate transactions. Such concentration of ownership may enable management to delay or hinder a change in control of the Company and may discourage third parties from attempting to acquire control without first soliciting the consents of Mr. Wenner and the Selling Shareholder.

                                   THE COMPANY

         Gardenburger, Inc., is the leading producer and marketer of branded veggie burgers, with substantial market share across multiple distribution channels. The Company's Gardenburger(R) product line, featuring the grain-based original Gardenburger(R) veggie burger, is the number one national brand in the retail grocery, food service, club stores and natural foods channels of distribution. In 1998, the Company began an aggressive national television advertising campaign with the goal of branding the meat alternative category with the Gardenburger(R) name and converting the veggie burger from a niche health food product into a mainstream consumer product.

         Sales to the retail grocery channel represented 56% of the Company's net sales for the first nine months of 1998 as a result of distribution of Gardenburger(R) veggie burgers to more than 26,000 grocery stores. The Company's products are also distributed to more than 35,000 food service outlets, including several national restaurant chains and smaller local outlets, as well as to club stores with over 600 locations and more than 4,000 natural food stores.

         The Company was incorporated in Oregon in 1985. Its principal executive offices are located at 1411 S.W. Morrison Street, Suite 400, Portland, Oregon 97205, and its telephone number is (503) 205-1500.

                               SELLING SHAREHOLDER

         The Selling Shareholder is Dresdner Kleinwort Benson Private Equity Partners LP, the holder of the Notes. All of the Shares that may be acquired by the Selling Shareholder upon conversion of the Notes, as well as up to 90,000 Shares that have been or may be issued in payment of interest payable on the Notes, are being registered pursuant to the Registration Statement of which this Prospectus forms a part, and are being offered hereby.

         The Company will not receive any proceeds from the sale of the Shares by the Selling Shareholder. However, the conversion of all of the outstanding Notes into Common Stock would result in the cancellation of debt in the aggregate principal amount of $15,000,000.

         The Notes bear interest at the rate of 7% per annum, payable semi-annually. Under specified circumstances, interest payments may, at the election of the Company, be made in shares of Common Stock valued at the lower of the conversion price for the Notes and the then current market price. The Company has issued 50,971 shares in payment of the semi-annual interest payment due September 30, 1998. The Notes may be converted at any time prior to maturity on April 1, 2003, in whole or from time to time in part, into shares of the Company's Common Stock, at the sole discretion of the Selling Shareholder. The initial conversion price is $12.90 per share, subject to adjustment for changes in capitalization and other anti-dilution provisions. As a result of the convertibility of the Notes, at December 23, 1998, the Selling Shareholder was deemed to beneficially own 1,213,761 shares of Common Stock, or 12.3% of the outstanding shares (including shares issuable upon conversion of the Notes).

         The Company may prepay the principal amount of the Notes, in whole or in part, at any time prior to maturity, subject to a prepayment premium of 2.8% of the principal amount if the prepayment occurs between April 1, 2000, and March 31, 2001, and 1.4% if the prepayment occurs between April 1, 2001, and March 31, 2002. If the Company prepays any portion of the Notes on or before March 31, 2000, or as a result of an event of default under the Notes, the Company is required to issue warrants to purchase shares of Common Stock in the same number as the repaid principal amount of Notes was convertible into and with an exercise price equal to the then applicable conversion price. The Notes are also subject to special prepayment provisions (including a 20% prepayment premium) in the event of a change in control or sale of more than 50% of the assets of the Company or if a management change (defined as the cessation of employment of Lyle G. Hubbard, President and Chief Executive Officer, or Richard
C. Dietz, Executive Vice President and Chief Financial Officer, of the Company where a successor reasonably satisfactory to the holders of a majority of the shares of Common Stock issued or issuable upon conversion of the Notes (the "Majority Holders") is not employed by the Company within 60 days of such cessation of employment) has occurred.

         Under the terms of the Note Purchase Agreement pursuant to which the Notes were purchased, the Company may not, without the prior written consent of the Majority Holders, (i) amend the Company's Articles of Incorporation, Bylaws or the Rights Agreement between the Company and First Chicago Trust Company of New York in a manner materially adverse to the Selling Shareholder's rights and preferences under the Note Purchase Agreement and the Notes, (ii) create a new class or series of securities on a par with or senior to the Notes, or (iii) engage in certain significant corporate transactions, including, but not limited to, a merger or sale of the Company or its business, liquidation or dissolution of the Company, certain business acquisitions, and the incurrence of indebtedness or lease obligations in excess of specified thresholds. So long as at least $5,000,000 in principal amount of the Notes remains outstanding and the Selling Shareholder and its affiliates own at least a majority of the principal amount of Notes outstanding, the Company may not declare any dividends or make any distributions with respect to its capital stock or redeem or purchase any of its capital stock without the prior written consent of the Majority Holders. In addition, so long as any Notes remain outstanding, Paul F. Wenner, Lyle G. Hubbard and the Company have agreed to take all reasonably necessary and desirable actions within their control so that an individual designated by the Majority Holders is elected as a director of the Company (a "Designated Director"). If at any time a Designated Director is not a member of the Board of Directors, the Majority Holders have the right to appoint a representative to attend and observe board meetings at the Company's expense.

         The foregoing is a summary of all of the material terms of the Notes and the Note Purchase Agreement. The form of the Notes and the Note Purchase Agreement are included as exhibits to the Registration Statement of which this Prospectus is a part. You are encouraged to review the terms of the Notes and the Note Purchase Agreement in their entirety. Copies of the Notes and the Note Purchase Agreement may be obtained upon request to the Company as described under "Information Incorporated by Reference."

         The Selling Shareholder has had no material relationship with the Company within the past three years, except that (i) Alexander Coleman, who is Vice President of Dresdner Kleinwort Benson North America LLC and an Investment Partner in the Selling Shareholder's general partner, Dresdner Kleinwort Benson Private Equity Managers LLC, has been elected a director of the Company in accordance with the terms of the Note Purchase Agreement and (ii) Dresdner Kleinwort Benson North America LLC, an affiliate of the Selling Shareholder, received a closing fee of $150,000 in connection with the purchase of the Notes.

                              PLAN OF DISTRIBUTION

         The Selling Shareholder may sell the Shares in one or more transactions (which may involve one or more block transactions) on the over-the-counter market on Nasdaq and upon terms then prevailing or at prices related to the then current market price, or in separately negotiated transactions or in a combination of such transactions. The Shares offered hereby may be sold by one or more of the following methods, without limitation: (a) a block trade in which a broker or dealer so engaged will attempt to sell the Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers;
(d) privately negotiated transactions; (e) short sales; and (f) face-to-face transactions between sellers and purchasers without a broker-dealer. The Selling Shareholder may also sell Shares in accordance with Rule 144 under the Securities Act. The Selling Shareholder may be deemed to be an underwriter of the Shares offered hereby within the meaning of the Securities Act.

         The Company has agreed to keep the registration of the Shares offered hereby effective until the date upon which all of the Shares have been sold or until March 31, 2004, whichever is earlier.

         In effecting sales, brokers or dealers engaged by the Selling Shareholder may arrange for other brokers or dealers to participate. Such brokers or dealers may receive commissions or discounts from the Selling Shareholder in amounts to be negotiated. All other expenses incurred in connection with this offering will be borne by the Company, including fees of the Selling Shareholder's counsel. Such brokers and dealers and any other participating brokers or dealers may, in connection with such sales, be deemed to be underwriters within the meaning of the Securities Act. Any discounts or commissions received by any such brokers or dealers may be deemed to be underwriting discounts and commissions under the Securities Act.

         The Company has agreed to indemnify certain persons, including the Selling Shareholder, its directors, officers, employees, agents, general and limited partners, and controlling persons, against certain liabilities in connection with the Registration Statement or this Prospectus, including liabilities arising under the Securities Act.

                                  LEGAL MATTERS

         The validity of the issuance of the Shares offered hereby has been passed upon for the Company by Miller, Nash, Wiener, Hager & Carlsen LLP, Portland, Oregon.

                                     EXPERTS

         The financial statements and schedules incorporated by reference in this Prospectus and elsewhere in the Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are so incorporated herein in reliance upon the authority of said firm as experts in giving said reports.